Exhibit 10.38

July 27, 2015

Mr. Keith Holliday

24851 Paseo Vendaval

Lake Forest, CA 92630

Dear Keith,

STAAR Surgical Company is pleased to offer you the position of Vice President Research and Development reporting to Caren Mason, President and Chief Executive Officer. When you accept this offer and begin employment, your beginning wage will be $12,884.62 per bi-weekly pay period for 26 pay periods per year ($335,000 per year), in addition to all the benefits offered in our current policy. In addition, as a member of the Executive Team, you will be entitled to an Executive Health Program and a Variable Universal Executive Life Insurance policy, which would include a $500,000 death benefit.

Subject to approval by the Board of Directors, you will receive 25,000 STAAR Surgical Company Stock options and 12,000 RSU’s. The options and RSU’s will vest 1/3 annually over a period of three years, commencing on your first day of employment.

Also, as a special sign on bonus you will be awarded $75,000 in cash and 25,000 additional RSU’s that also vest 1/3 annually.

As part of the Executive Long Term Incentive Plan, you will also be eligible for annual stock equity grants.

In addition, you will be eligible for a target bonus of 45% of your annual salary, which will be payable on an annual basis and subject to the successful achievement of corporate and personal goals and objectives. Bonus awards are subject to recommendations by the Compensation Committee of the Board of Directors and approved by the entire Board of Directors. For the 2015 performance year you will be eligible for the full target amount (not prorated from the start date).

You will also be eligible to participate in the Executive Change of Control and Severance Program.

You may begin work at STAAR upon your acceptance of this offer and subject to the successful completion of a pre-employment drug screen and background check, as determined by STAAR

Please make note, employment is at the mutual consent of the employee and STAAR and can be terminated “at will,” with or without cause, by either you or STAAR in its sole discretion at any time.

On your first day of employment you will need to bring with you identification in order to complete all necessary paperwork, including your Employment Eligibility Verification (Form I-9).

Keith, we are very excited about the possibility of you joining the STAAR Executive Team to help us accomplish our mission. We hope you enjoy the many great opportunities STAAR has to offer. We look forward to you joining our Team.

Thank you,
Accepted by:

Bill Goodmen	Keith Holliday
Vice President Global Human Resources

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